FS Investment Corporation III 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC III Announces Third Quarter 2015 Financial Results

PHILADELPHIA, PA, November 13, 2015 – FS Investment Corporation III (FSIC III), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended September 30, 2015.

“A return of credit market volatility during the third quarter led to broad-based downward pressure on asset prices,” commented Michael C. Forman, Chairman & CEO of FSIC III. “We believe having the flexibility and liquidity to invest during market dislocations though our continuous offering may help create long-term value for our stockholders.”

Financial Highlights

Quarter Ended September 30, 2015

•	Net investment income of $0.16 per share, compared to $0.18 per share for the quarter ended September 30, 2014[1]
•	Net decrease in net assets resulting from operations of $0.40 per share, compared to a net increase of $0.07 per share for the quarter ended September 30, 2014[1]
•	Net realized loss of $0.11 per share, compared to a net realized gain of $0.01 per share for the quarter ended September 30, 2014[1]
•	Net change in unrealized appreciation (depreciation) of $(0.44) per share, compared to $(0.13) per share for the quarter ended September 30, 2014[1]
•	Paid regular cash distributions to stockholders totaling approximately $0.18 per share
•	Committed approximately $513 million to direct originations, nearly all of which were in senior secured loans (first and second lien)

For the nine months ended September 30, 2015, FSIC III generated a total return based on net asset value of approximately 1.97%.2

Portfolio Highlights as of September 30, 2015

•	The fair value of FSIC III’s investments was approximately $2.1 billion
•	FSIC III’s portfolio consisted of investments in 129 portfolio companies
•	Core investment strategies represented 85% of the portfolio by fair value (55% in direct originations and 30% in opportunistic investments). Broadly syndicated/other investments represented 15% of the portfolio by fair value
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 10.0%, compared to 8.7% as of September 30, 2014[3]

Recent Developments

•	Since commencing investment operations on April 2, 2014 and through October 27, 2015, FSIC III raised approximately $2.1 billion in total gross proceeds from the issuance of shares of its common stock, including approximately $15.5 million raised from investors affiliated with its investment adviser, FSIC III Advisor, LLC (FSIC III Advisor), including certain members of FSIC III’s board of directors, and its investment sub-adviser, GSO / Blackstone Debt Funds Management LLC.

Quarterly Stockholder Conference Call

FSIC III will host a conference call at 11:30 a.m. (Eastern Time) on Monday, November 16, 2015, to discuss its third quarter 2015 results. All interested parties are welcome to participate. You can access the conference call by dialing 1 (800) 447-0521 and using conference ID 41066706 approximately 10 minutes prior to the call.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting FSIC III’s “Literature” page at www.franklinsquare.com.

About FSIC III

FSIC III is a publicly registered, non-traded BDC sponsored by Franklin Square Capital Partners (Franklin Square). FSIC III focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, an affiliate of Franklin Square, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $81 billion in assets under management as of September 30, 2015, is the credit platform of Blackstone. For more information, please visit www.franklinsquare.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $17.0 billion in assets as of September 30, 2015, and is the largest manager of BDC assets with $15.7 billion in BDC assets under management as of September 30, 2015. Franklin Square distributes its non-traded funds through its affiliated broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC III’s quarterly report on Form 10-Q for the quarter ended September 30, 2015, which FSIC III filed with the Securities and Exchange Commission (SEC) on November 13, 2015, as well as FSIC III’s other reports filed with the SEC. A copy of FSIC III’s quarterly report on Form 10-Q for the quarter ended September 30, 2015 and FSIC III’s other reports filed with the SEC can be found under FSIC III’s “Literature” page at www.franklinsquare.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures in this press release may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC III’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC III’s distributions for a full year. FSIC III intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC III’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC III may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC III has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC III will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements and Important Disclosure Notices

This announcement may contain certain forward-looking statements, including statements with regard to the future performance or operations of FSIC III. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC III makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC III. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC III’s SEC filings and other public announcements that FSIC III may make, by press release or otherwise, from time to time. FSIC III undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC III, or information about the market, as indicative of FSIC III’s future results.

Individual investors and endowments may have different investment horizons, liquidity needs and risk tolerances. In addition, fees that may be incurred by an investor in a fund sponsored by Franklin Square may be different than fees incurred by an endowment investing in similar assets as those in which the funds invest.

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[1]	The per share data was derived by using the weighted average shares of FSIC III’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.

[2]	Total return based on net asset value for the nine months ended September 30, 2015 was calculated by taking the net asset value of $8.27 per share as of the end of the period, adding the cash distributions per share which were declared during the period and dividing the total by the net asset value of $8.63 per share as of the beginning of the period. The total return calculation set forth above represents the total return on FSIC III’s investment portfolio during the applicable period and does not represent an actual return to stockholders. For additional information regarding the calculation of FSIC III’s total return, see FSIC III’s quarterly report on Form 10-Q for the nine months ended September 30, 2015, which is available at www.sec.gov.

[3]	Gross portfolio yield represents the expected annualized yield to be generated on FSIC III’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield does not represent an actual investment return to stockholders.